Monarch Casino Reports 2012 Fourth Quarter and Full Year Results

RENO, NV -- (Marketwire - February 28, 2013) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, and the Riviera Black Hawk Casino ("Black Hawk") in Black Hawk, Colorado, today announced results for the quarter and year ended December 31, 2012.

RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2012
This is the third quarterly earnings announcement to include results from the Company's Black Hawk Casino which was acquired on April 26, 2012 (the "Acquisition Date"). The Company's financial results include the Black Hawk operations subsequent to the Acquisition Date. Periods prior to that date exclude Black Hawk's operations.

Net Revenue:

                                Three months ended
                                   December 31,         Increase/(Decrease)
                            --------------------------  -------------------
                                2012          2011           $          %
                            ------------  ------------  -----------  ------
  Atlantis                  $ 33,175,496  $ 34,012,130  $  (836,634)   -2.5%
  Black Hawk                  10,473,071             -   10,473,071     n/a
                            ------------  ------------  -----------  ------
    Total net revenue       $ 43,648,567  $ 34,012,130  $ 9,636,437    28.3%
                            ============  ============  ===========  ======

Each of Atlantis' revenue centers experienced lower revenue in the 2012 fourth quarter. Black Hawk net revenue of $10.5 million represents 14.1% growth over the $9.2 million the property generated during the same quarter of the prior year before it was acquired by Monarch.

Adjusted EBITDA(1):

                               Three months ended
                                  December 31,          Increase/(Decrease)
                           --------------------------  --------------------
                               2012          2011            $          %
                           ------------  ------------  ------------  ------
Atlantis                   $  5,850,257  $  6,453,391  $   (603,134)   -9.3%
Black Hawk                    2,998,758             -     2,998,758     n/a
                           ------------  ------------  ------------  ------
                              8,849,015     6,453,391     2,395,624    37.1%
Corporate and other
 expense                     (1,182,305)   (1,008,395)     (173,910)   17.2%
                           ------------  ------------  ------------  ------
  Total Adjusted EBITDA    $  7,666,710  $  5,444,996  $  2,221,714    40.8%
                           ============  ============  ============  ======

Atlantis Adjusted EBITDA for the 2012 fourth quarter decreased due to lower gross revenue; higher complimentary food, beverage and other services provided to casino patrons ("Complimentaries") and higher use tax expense; partially offset by lower bad debt and marketing expense.

Black Hawk Adjusted EBITDA for the 2012 fourth quarter of $3.0 million grew $800 thousand, or 36.4% over the $2.2 million Adjusted EBITDA reported for Black Hawk during the same quarter in 2011 before it was acquired by Monarch.

Consolidated corporate and other expense increased $174 thousand due primarily to higher payroll and benefits expense.

Consolidated Operating Expense:
Casino operating expense as a percentage of casino revenue was relatively flat at 40.0% for the fourth quarter of 2012 compared to 40.3% for the fourth quarter of the prior year. Food and beverage operating expense as a percentage of food and beverage revenue for the 2012 fourth quarter improved to 43.1% as compared to 46.5% for the 2011 fourth quarter primarily due to operational efficiencies combined with menu pricing strategies in anticipation of higher commodity costs. Hotel operating expense as a percentage of hotel revenue for the 2012 fourth quarter increased slightly to 28.9% from 27.6% for the comparable prior quarter due to lower hotel revenue.

Selling, general and administrative expense ("SG&A Expense") for the 2012 fourth quarter increased $2.6 million, $2.5 million of which represents SG&A Expense from the Black Hawk operation for which the fourth quarter of the prior year reflects no expense. The primary drivers of the remaining $100 thousand of increased Monarch corporate and Atlantis SG&A Expense are: higher Monarch corporate payroll and benefits expense and higher use tax expense partially offset by lower bad debt and lower marketing expense. Use tax expense increased $115 thousand as a result of the Nevada Department of Taxation ruling which subjects complimentary meals to use tax effective February 2012. Following Nevada casino industry practice, the Company did not recognize use tax on complimentary meals in the prior year.

Credit Facility:
During the 2012 fourth quarter, the Company made net principal payments of $1.0 million against the outstanding credit facility, decreasing it to $81.1 million at December 31, 2012. Capital expenditures of $2.4 million in the fourth quarter of 2012, primarily related to redesign and upgrade of the Black Hawk facility, were funded out of operating cash flow.

Interest expense for the 2012 fourth quarter increased to $627 thousand from $271 thousand for the fourth quarter of 2011 due to higher amounts of debt outstanding under the credit facility in the 2012 fourth quarter compared to the 2011 fourth quarter.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 2012
The Company's financial results include the Black Hawk operations subsequent to the Acquisition Date. Periods prior to that date exclude Black Hawk's operations.

Net Revenue:

                                 Twelve months ended
                                     December 31,             Increase
                              ------------------------- -------------------
                                  2012         2011           $         %
                              ------------ ------------ ------------ ------
  Atlantis                    $140,928,245 $140,632,205 $    296,040    0.2%
  Black Hawk                    29,428,719            -   29,428,719    n/a
                              ------------ ------------ ------------ ------
    Total net revenue         $170,356,964 $140,632,205 $ 29,724,759   21.1%
                              ============ ============ ============ ======

The increase in Atlantis net revenue for 2012 was due to higher casino, food and beverage and other revenue partially offset by lower hotel revenue and higher promotional allowance from increased Complimentaries. Black Hawk net revenue of $29.4 million represents 11.4% growth over the $26.4 million the property generated during the comparable prior year period before it was acquired by Monarch.

Adjusted EBITDA(1):

                                 Twelve months ended
                                    December 31,        Increase/(Decrease)
                              ------------------------  -------------------
                                  2012         2011          $          %
                              -----------  -----------  -----------  ------
  Atlantis                    $31,111,370  $33,310,003  $(2,198,633)   -6.6%
  Black Hawk (2)                9,630,100            -    9,630,100     n/a
                              -----------  -----------  -----------  ------
                               40,741,470   33,310,003    7,431,467    22.3%
  Corporate and other expense  (4,584,220)  (4,047,823)    (536,397)   13.3%
                              -----------  -----------  -----------  ------
    Total Adjusted EBITDA     $36,157,250  $29,262,180  $ 6,895,070    23.6%
                              ===========  ===========  ===========  ======

(2) Represents Adjusted EBITDA from April 26, 2012 through December 31, 2012.

Atlantis Adjusted EBITDA for 2012 decreased due primarily to higher Complimentaries and marketing expense partially offset by higher gross revenue. Black Hawk adjusted EBITDA represents the period from April 26, 2012 through December 31, 2012. Black Hawk adjusted EBITDA of $9.6 million reflects 45.6% growth over the $6.6 million Adjusted EBITDA reported for Black Hawk during the comparable period of 2011 before it was acquired by Monarch. Consolidated corporate and other expense increased $536 thousand due primarily to higher payroll and benefits expense.

Consolidated Operating Expense:
Casino operating expense as a percentage of casino revenue improved slightly to 38.6% for 2012 compared to 39.3% for the prior year due primarily to higher casino revenue. Food and beverage operating expense as a percentage of food and beverage revenue for 2012 improved significantly to 41.9% as compared to 46.3% for 2011 primarily due to operational efficiencies combined with menu pricing strategies in anticipation of higher commodity costs. Hotel operating expense as a percentage of hotel revenue for 2012 increased slightly to 27.7% from 27.2% for 2011 due to lower hotel revenue.

SG&A Expense for 2012 increased by $9.1 million, $6.6 million of which represents SG&A Expense from the Black Hawk operation for which the prior year reflects no expense. The primary drivers of the remaining $2.5 million of increased Monarch corporate and Atlantis SG&A Expense are: higher marketing and higher Monarch corporate salaries and benefits.

Credit Facility:
The balance outstanding under the Company's credit facility increased from $24.7 million at December 31, 2011 to $81.1 million at December 31, 2012. The $56.4 million increase in the outstanding balance relates to advances drawn in the 2012 second quarter to complete the acquisition of Black Hawk. As a result of the higher balance outstanding, interest expense in 2012 increased to $2.0 million from $914 thousand for 2011.

John Farahi, Monarch CEO Comment:
Monarch's CEO and Co-Chairman John Farahi commented: "Our fourth quarter and annual results for Atlantis continue to reflect the ongoing difficult national and northern Nevada economic climate. While we increased our market share in both the fourth quarter and full year of 2012, higher Complimentaries and marketing expense drove Adjusted EBITDA lower than the prior year for both periods."

Referring to the Company's Black Hawk property, Mr. Farahi added: "The integration of the Black Hawk operation has gone very well. In the short time that we have owned the property, we have increased net revenue and Adjusted EBITDA by 11.4% and 45.6%, respectively, over the results achieved under the prior ownership."

"We are in the process of completely redesigning and upgrading the existing Black Hawk facility. We also are close to finalizing conceptual plans that will utilize our adjacent land parcel to expand the existing casino and convert the facility to an upscale casino-resort. The plans include the addition of a hotel, a new and larger parking structure, additional restaurants and other resort amenities."

The Company's 2013 Annual Meeting of Stockholders will be held on Friday, May 10, 2013 at 10:00 am local time at the Company's Atlantis Casino Resort Spa, 3800 South Virginia Street in Reno, Nevada. The record date for stockholders entitled to vote at the Annual Meeting is Tuesday, March 12, 2013.

About Monarch Casino & Resort, Inc. (NASDAQ: MCRI):
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Riviera Black Hawk casino in Black Hawk, Colorado. Black Hawk is approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972. For more Atlantis Casino Resort Spa information, please visit www.atlantiscasino.com or call 800.723.6500. Also see Atlantis on Facebook, www.facebook.com/AtlantisCasinoResortSpa or on Twitter at @AtlantisCasino.

The Riviera Black Hawk Casino, which opened in 2000, is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, approximately 700 slot machines, 10 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk Casino which is zoned for gaming and can be utilized for future expansion. For more Riviera Black Hawk information, please visit www.rivierablackhawk.com or call 303.582.1000. Also see Riviera Black Hawk on Facebook, www.facebook.com/RivieraCasino or on Twitter at @RivieraCasino.

Forward-Looking Information:
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions, (iii) plans, objectives and expectations regarding Black Hawk, (iv) integration of Black Hawk; and (v) plans, construction, completion and opening of new and expanded facilities at Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

(1) "Adjusted EBITDA" - see the separate Reconciliation of Net Income to Adjusted EBITDA. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

For additional information visit Monarch's website at MonarchCasino.com

                       Monarch Casino & Resort, Inc.
                Condensed Consolidated Statements of Income
                                (Unaudited)

                         Three Months Ended          Twelve Months Ended
                            December 31,                December 31,
                     --------------------------  --------------------------
                         2012          2011          2012          2011
                     ------------  ------------  ------------  ------------
                      (unaudited)   (unaudited)   (unaudited)
Revenues
  Casino             $ 36,117,315  $ 23,930,400  $134,613,470  $ 97,367,121
  Food and beverage    11,875,467    10,835,969    47,238,348    42,933,675
  Hotel                 4,351,560     4,611,374    20,199,517    21,438,854
  Other                 2,305,198     2,197,984     8,994,127     8,025,571
                     ------------  ------------  ------------  ------------
    Gross revenues     54,649,540    41,575,727   211,045,462   169,765,221
Less promotional
 allowances           (11,000,973)   (7,563,597)  (40,688,498)  (29,133,016)
                     ------------  ------------  ------------  ------------
    Net revenues       43,648,567    34,012,130   170,356,964   140,632,205
                     ------------  ------------  ------------  ------------
Operating expenses
  Casino               14,451,256     9,636,182    52,000,036    38,275,637
  Food and beverage     5,116,629     5,040,700    19,774,844    19,861,195
  Hotel                 1,257,809     1,272,614     5,585,800     5,824,382
  Other                   724,874       714,164     2,978,007     2,891,231
  Selling, general
   and
   administrative      14,860,998    12,284,155    55,228,994    46,137,232
  Depreciation and
   amortization         4,368,313     3,234,539    16,650,604    13,379,538
  Building
   demolition
   expense                      -             -             -     3,519,148
  Acquisition
   expense                      -       536,207     2,155,521       973,607
                     ------------  ------------  ------------  ------------
    Total operating
     expenses          40,779,879    32,718,561   154,373,806   130,861,970
                     ------------  ------------  ------------  ------------
    Income from
     operations         2,868,688     1,293,569    15,983,158     9,770,235
                     ------------  ------------  ------------  ------------
Other expenses
  Interest expense       (627,325)     (270,803)   (2,023,957)     (914,308)
                     ------------  ------------  ------------  ------------
    Total other
     expense             (627,325)     (270,803)   (2,023,957)     (914,308)
                     ------------  ------------  ------------  ------------
    Income before
     income taxes       2,241,363     1,022,766    13,959,201     8,855,927
Provision for income
 taxes                   (901,720)     (455,473)   (5,048,353)   (3,180,073)
                     ------------  ------------  ------------  ------------
    Net income       $  1,339,643  $    567,293  $  8,910,848  $  5,675,854
                     ============  ============  ============  ============

Earnings per share
 of common stock
  Net income
    Basic            $       0.08  $       0.04  $       0.55  $       0.35
    Diluted          $       0.08  $       0.03  $       0.55  $       0.35

Weighted average
 number of common
 shares and
 potential common
 shares outstanding
    Basic              16,141,555    16,138,158    16,140,078    16,138,158
    Diluted            16,257,986    16,245,649    16,250,088    16,231,325

                       Monarch Casino & Resort, Inc.
                   Condensed Consolidated Balance Sheets

                                                       December 31,
                                               ----------------------------
                                                    2012           2011
                                               -------------  -------------
ASSETS                                          (unaudited)
Current assets
     Cash and cash equivalents                 $  19,043,213  $  13,582,659
     Receivables, net                              2,456,883      2,299,847
     Inventories                                   2,382,802      2,165,109
     Prepaid expenses and other current assets     2,636,422      6,198,882
     Deferred income taxes                         5,425,848        615,912
                                               -------------  -------------
       Total current assets                       31,945,168     24,862,409
                                               -------------  -------------
Property and equipment
     Land                                         27,914,847     19,214,847
     Land improvements                             6,561,729      6,359,279
     Buildings                                   150,843,298    135,643,298
     Building improvements                        11,681,100     11,575,883
     Furniture and equipment                     132,946,374    117,300,741
     Leasehold improvements                        1,346,965      1,346,965
                                               -------------  -------------
                                                 331,294,313    291,441,013
     Less accumulated depreciation and
     amortization                               (152,868,719)  (138,227,868)
                                               -------------  -------------
       Net property and equipment                178,425,594    153,213,145
Other assets
     Goodwill                                     25,110,810              -
     Intangible assets, net                       10,204,691              -
     Deferred income taxes                         1,214,113              -
     Other assets, net                             1,219,579      1,524,050
                                               -------------  -------------
     Total other assets                           37,749,193      1,524,050
                                               -------------  -------------
       Total assets                            $ 248,119,955  $ 179,599,604
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Accounts payable                          $   8,061,570  $   8,693,395
     Accrued expenses                             17,836,194     13,829,540
     Federal income taxes payable                    274,401        768,640
                                               -------------  -------------
       Total current liabilities                  26,172,165     23,291,575
                                               -------------  -------------
Long-term debt                                    81,100,000     24,680,000
Deferred income taxes                                      -      1,112,049
                                               -------------  -------------
       Total liabilities                         107,272,165     49,083,624
                                               -------------  -------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                          -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued; 16,147,324 outstanding at December
   31, 2012 and 16,138,158 at December 31,
   2011                                              190,963        190,963
  Additional paid-in capital                      34,363,690     33,178,345
  Treasury stock, 2,948,976 shares at December
   31, 2012 and 2,958,142 at December 31,
   2011, at cost                                 (48,306,046)   (48,541,663)
  Retained earnings                              154,599,183    145,688,335
                                               -------------  -------------
        Total stockholders' equity               140,847,790    130,515,980
                                               -------------  -------------
    Total liability and stockholder's equity   $ 248,119,955  $ 179,599,604
                                               =============  =============

                       Monarch Casino & Resort, Inc.
            Reconciliation of Adjusted EBITDA (1) to Net Income
                                (Unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA(1), a non-GAAP financial measure, to net income, a GAAP financial measure.

                          Three months ended         Twelve months ended
                             December 31,               December 31,
                       ------------------------  --------------------------
                           2012         2011         2012          2011
                       -----------  -----------  ------------  ------------
Adjusted EBITDA
  Atlantis             $ 5,850,257  $ 6,453,391  $ 31,111,370  $ 33,310,003
  Black Hawk (a)         2,998,758            -     9,630,100             -
                       -----------  -----------  ------------  ------------
                         8,849,015    6,453,391    40,741,470    33,310,003
  Corporate and other
   expense              (1,182,305)  (1,008,395)   (4,584,220)   (4,047,823)
                       -----------  -----------  ------------  ------------
    Total Adjusted
     EBITDA            $ 7,666,710  $ 5,444,996  $ 36,157,250  $ 29,262,180

Expenses:
  Stock based
   compensation           (429,709)    (380,681)   (1,367,967)   (1,619,652)
  Depreciation and
   amortization         (4,368,313)  (3,234,539)  (16,650,604)  (13,379,538)
  Acquisition expense            -     (536,207)   (2,155,521)     (973,607)
  Building demolition
   expense                       -            -             -    (3,519,148)
  Interest expense        (627,325)    (270,803)   (2,023,957)     (914,308)
  Provision for income
   taxes                  (901,720)    (455,473)   (5,048,353)   (3,180,073)
                       -----------  -----------  ------------  ------------
      Net income       $ 1,339,643  $   567,293  $  8,910,848  $  5,675,854
                       ===========  ===========  ============  ============

(a) We acquired Riviera Black Hawk Casino on April 26, 2012.

(1) "Adjusted EBITDA" consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO of Monarch
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO of Monarch
(775) 825-4700
JFarahi@MonarchCasino.com